Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated October 11, 2001, except as to Note 18 which is as of March 15, 2002, relating to the combined and consolidated financial statements of Accenture Ltd, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois
March 18, 2002